Exhibit 99.2
[THREE-FIVE SYSTEMS, INC. LETTERHEAD]
March 3, 2005
Eric Haeussler
1670 W Ironwood Drive
Chandler, AZ 85224
Dear Eric:
     This letter agreement (“Agreement”) confirms the agreement we have reached regarding the separation of your employment from Three-Five Systems, Inc. and its affiliates and subsidiaries (the “Company”). Your last day of employment is anticipated to be August 31, 2005.
     1. Severance. The Company will provide one (1) week of pay for every year of service, for a total of 14.83 weeks of pay, which equates to $32,804.53. This severance will be paid to you on August 31, 2005, if you are employed with TFS up until that date, or earlier if the Company determines that your separation will be prior to that date. This severance is payable to you at that time, regardless of whether you are asked to work beyond that date or not. If you voluntarily leave the Company prior to your designated separation date, you will not be entitled to the severance pay.
     COBRA Premium Reimbursement. As further and additional consideration for your execution of and compliance with this Agreement, TFS will provide continuation of group health insurance coverage for you and your covered dependents, to the extent they were plan participants as of your termination date, should you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1987, as amended, (COBRA) through August 31, 2006, or until you or your dependents are covered under another health insurance plan, whichever is earlier. You understand, acknowledge and agree that in no event shall TFS continue to pay the premium for continued group health insurance coverage for you or your dependents any time after August 31, 2006, and, thereafter. Thus, commencing with coverage for the month of September 1, 2006, you and your dependents will be fully and solely financially responsible for the payment of premiums for the continuation of group health insurance coverage under COBRA. Further, you acknowledge and agree that, if you are eligible for such coverage, you have received a COBRA notice advising you of your rights to continuation coverage for group health insurance.
     Executive Outplacement Services. TFS will provide nine (9) months of executive outplacement services, commencing September 1, 2005. The provider of these services will be selected by TFS and any changes to the agreed upon services with the provider must be approved in advance by the Vice President of Human Resources.
     Laptop. TFS will give you the personal laptop, including accessories, that was provided for your use as an employee of the Company.
     Personal Trip. As a special recognition for your service to the Company, the Company will provide a bonus in the amount of $6,000.00 (net), the purpose of which is to pay for a trip or trips for you, your spouse and/or family.
     2. Retention. The Company will provide a retention bonus of $38,333.32, which is the equivalent of four months base pay, if you stay until May 9, 2005. The Company will provide a retention bonus of $43,862.15 if you stay until August 31, 2005. You understand that each retention bonus is only payable if you work until each date designated by TFS.
     If it is requested and you agree to work beyond August 31 for TFS, you will be reimbursed one month pay, or $9,583.33, for each partial or full month that you are retained at the request of TFS, when you separate from TFS. This is in addition to your normal base pay.

March 3, 2005

     3. Release & Covenant Not to Sue. In consideration for the payments made under this Agreement, you hereby waive, release and forever discharge and agree that you will not institute, prosecute or pursue, any and all complaints, claims, charges, claims for relief, demands, suits, actions and causes of action, whether in law or in equity, which they assert or could assert in the future against the Released Parties, at common law or under any statute, rule, regulation, order, or law, whether foreign, federal, state or local, on any grounds whatsoever, known or unknown at the time of execution of this Agreement. This release includes, but is not limited to, any and all rights, complaints, claims, demands, actions, and/or suits under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Constitution, workers’ compensation, any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, breach of public policy, wrongful termination, failure to pay wages or other benefits, whistle blowing, constructive discharge, any and all tort claims, including but not limited to, intentional or negligent infliction of emotional distress, physical injury, libel, slander, defamation, fraud, negligent hiring or retention, intentional or negligent representation, and any and all claims for indemnification and/or respondent superior liability, attorneys’ fees, and any other legal or equitable causes of action whatsoever and any remedy for such claims, including, but not limited to, any and all damages and attorneys’ fees. You acknowledge that the consideration they are receiving in exchange for the above release is in addition to anything to which they otherwise would be entitled.
You further covenant and agree never to join in or commence any claim, charge action, suit or proceeding, in law or in equity, or before any administrative agency, or to incite, encourage, or participate in any such claim, action, suit or proceeding, against the Released Parties in any way pertaining to or arising out of Eric Haeussler’s employment or separation of employment with the Company, except to enforce the terms of this Agreement or as otherwise required by law. You agree that the consideration received and to be received and the promises in this Agreement, is in full and complete satisfaction of any claims you may have, or may have had, arising out of your employment or separation of employment with the Company, up to the date of execution of this Agreement.
     As used in this paragraph, the term “Released Parties” means the Company and its affiliates, subsidiaries, divisions, current and former directors, officers, principals, partners, trustees, employees, agents, insurers, attorneys, predecessors, successors, assigns, and other representatives. The term “Claims” means all claims and rights that you have, had, or may have against the Released Parties, including but not limited to any and all claims, damages, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature based on any cause, circumstance, fact, matter, thing, event, act, or failure to act whatsoever, whether arising at law or in equity, whether based on tort, contract, statutory, or common law principles, and whether known, unknown, foreseen, or unforeseen, but does not mean any of your rights in this Agreement or rights and claims that may arise after the date you sign this Agreement, and it does not include your rights to vested stock options, as described in stock option agreements between you and the Company, which remain in full force and effect according to their terms.
     4. Confidentiality of this Agreement. Both you and the Company will keep the terms of this Agreement confidential, except that you may disclose the terms to your attorneys, spouse, accountants, or tax planners, or in response to a subpoena, and the Company may disclose the terms to its attorneys, auditors, insurers, accountants, tax planners, the Released Parties, and others in connection with the Company’s business, as required by law, or in response to a subpoena.

March 3, 2005

     5. Non-Disparagement. You agree that you will not disparage or defame the reputation, character, image, or services of the Company or the Released Parties. You also agree that you will not recommend or suggest to any potential claimants or plaintiffs or any entity or their attorneys or agents that they initiate claims or lawsuits against the Company or the Released Parties, nor will you voluntarily aid, assist, or cooperate with any such claims or lawsuits. The Company will instruct its Board members and officers not to disparage or defame you.
     6. Return of Company Property. You agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, and computer disks, and you agree to remove from any personal computer and other electronic devices all data files containing Company information.
     7. Acknowledgment of Understanding. You may take at least 21 calendar days to decide whether to sign this Agreement. You are advised to consult with your own attorney prior to signing the Agreement.
     After you sign this Agreement and return it to me, you will then have 7 days (the “Revocation Period”) to revoke your acceptance of this Agreement, or, in other words, change your mind. If you decide to revoke your acceptance of this Agreement, you must send me a letter declaring your decision to revoke your acceptance, which I must receive before the expiration of the 7-day revocation period to be effective.
     8. Entire Agreement. This Agreement is the only agreement between you and the Company regarding severance and retention payments and the separation of your employment from the Company, and it revokes and supersedes any and all agreements previously entered into between you and the Company. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona, without regard to any applicable principles of conflicts of law.
     Please let me know if you have any questions about this Agreement. If the Agreement is acceptable, please sign below where indicated and return it to me.

Sincerely,
/s/ Jim Jurgens
Jim Jurgens
CFO THREE-FIVE SYSTEMS, INC.

     Accepted and Agreed:

/s/ Eric Haeussler	3/3/05

Eric Haeussler	Date

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